                                                                    Exhibit 22.1
- --------------------------------------------------------------------------------
                                CASCADE BANCORP

                                    [LOGO]

                           NOTICE OF ANNUAL MEETING
                                     AND
                               PROXY STATEMENT

                                APRIL 24, 1996









               1100 N.W. Wall Street, Bend, Oregon 97701 (541) 385-6205
- --------------------------------------------------------------------------------

                                CASCADE BANCORP
                              1100 NW WALL STREET
                               BEND, OREGON 97701


                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                 APRIL 24, 1996


    NOTICE IS HEREBY GIVEN THAT the 1996 Annual Meeting of Shareholders (the "Meeting") of Cascade Bancorp (the "Company"), a bank holding company, will be held on Wednesday, April 24, 1996, at 5:30 p.m., Local Time, at the Riverhouse Motor Inn, 3075 N. Highway 97, Bend, Oregon.

    A Proxy and Proxy Statement for the Meeting are enclosed herewith.


    The Meeting is for the purpose of considering and acting upon:

    (1)  The election of two directors of the Company; and

    (2) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

    NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

    Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Shareholders of record at the close of business on March 20, 1996, are the shareholders entitled to vote at the Meeting and any adjournments thereof.

    YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY WHICH IS SOLICITED BY THE BOARD OF DIRECTORS AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ PATRICIA L. MOSS

                                  PATRICIA L. MOSS
                                  SECRETARY

Bend, Oregon
March 29, 1996

                               PROXY STATEMENT
                                      OF
                               CASCADE BANCORP
                            1100 N.W. Wall Street
                              Bend, Oregon 97701
                                (541) 385-6205

                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 24, 1996

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cascade Bancorp (the "Company"), a bank holding company, to be used at the 1996 Annual Meeting of Shareholders of the Company (hereinafter called the "Meeting") which will be held on Wednesday, April 24, 1996, at 5:30 p.m., Local Time, at the Riverhouse Motor Inn, 3075 N. Highway 97, Bend, Oregon 97701, or at any adjournment or adjournments thereof. The accompanying notice of Meeting, Proxy Statement and form of proxy are being first mailed to shareholders on or about March 29, 1996.

                                REVOCATION OF PROXIES

    Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. A proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below. Mere presence of a shareholder at the meeting will not revoke a proxy. The presence, in person or by proxy, of a simple majority of the total number of shares of Common Stock outstanding will be necessary to constitute a quorum at the Meeting.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Shareholders of record as of the close of business on March 20, 1996, are entitled to one vote for each share held. As of March 20, 1996, the Company had 1,939,061 shares of Common Stock issued and outstanding. The Company did not have any other class of equity securities outstanding on the record date. A simple majority of the total shares voted in person or by proxy is required to elect directors and ratify or approve any other items being voted on, provided that a quorum of the shares is represented.

    Persons and groups who beneficially own in excess of 5 percent of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended, with the Company and the Federal Deposit Insurance Corporation. Based on such reports, management knows of no person who owned more than 5 percent of the outstanding shares of Common Stock as of March 20, 1996.

    The following table sets forth, as of March 20, 1996, certain information as to the shares of Common Stock beneficially owned by all executive officers and directors as a group.

                                Beneficial Ownership (1)     % of Shares Outstanding
                                ------------------------     -----------------------
All Executive Officers and
Directors as a Group
(8 persons)                            242,150 (2)                    12.49%


- ----------
(1) Includes all shares held directly as well as by spouses or as custodian or trustee for minor children, over which shares the named individuals effectively exercise sole or shared voting and investment power, unless otherwise stated.

(2) Includes 21,065 shares of common stock which may be received upon the exercise of stock options that have previously been granted and that are exercisable within 60 days of March 20, 1996.

                         PROPOSAL I -- ELECTION OF DIRECTORS

         The Company's Board of Directors is currently composed of eight members. The Company's by-laws provide that directors will be elected for three year staggered terms with approximately one-third of the directors elected each year. The nominees for election this year are Gary L. Capps and James E. Petersen.

         It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominees for a term of three years. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time the Board of directors knows of no reason why any nominee might be unavailable to serve.

         The by-laws of the Company do not allow nominations from the floor at the annual meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Company on or before March 30, 1996 along with a statement of the nominees background and business experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED BELOW FOR DIRECTOR OF THE COMPANY.

         The following table sets forth the name of the Board of Directors' nominees for election as director and those directors who will continue to serve as such after the Meeting. Also set forth is certain other information with respect to each current director's age, the year he or she first became a director and the number of shares of the Company's Common Stock beneficially owned.

                                                       Shares of
                           Year First                 Common Stock
                            Elected     Term to         Owned at           Percent
      Name          Age     Director    Expire     March 20, 1996(1)(2)    of Class
      ----          ---     --------    ------     --------------------    --------

                                    BOARD NOMINEES

Gary L. Capps        60       1978      1999(3)            42,270             2.18%
James E. Petersen    55       1986      1999(3)             8,378              .43%

                            DIRECTORS CONTINUING IN OFFICE

Jerol E. Andres      51       1993      1997                5,445              .28%
Roger J. Shields     56       1977      1997               20,460             1.06%
Jacob M. Wolfe       71       1976      1997               57,927             2.99%
Gary L. Hoffman      55       1984      1998               33,130             1.71%
Patricia L. Moss     42       1993      1998               22,213             1.15%
L.A. Swarens         63       1976      1998               52,327             2.70%


- ----------
(1) Includes all shares owned directly by the named individuals or by the individuals indirectly through a trust or corporation, or by the individuals' spouses and minor children, except as otherwise noted. The named individuals effectively exercise sole or shared voting and investment power over these shares.

(2) Includes shares of common stock subject to outstanding stock options which are exercisable within 60 days after March 20, 1996. Such options were granted under the Company's 1994 Incentive Stock Option Plan. See "Benefits - Stock Option Plan."

(3) Assuming the individual is re-elected.

         The principal occupation of each director of the Company for the last five years is set forth below. Unless otherwise stated, each director resides in the State of Oregon.

         JEROL E. ANDRES. Mr. Andres was elected to the board in 1993. Since 1988 Mr. Andres has served as CEO/President of Eagle Crest, a Central Oregon real estate development and resort. From 1973 to 1988 Mr. Andres was Vice President of Thousand Trails. He is and has been active in the Central Oregon Community.

         GARY L. CAPPS. Mr. Capps has served as Chairman of the Board since 1984. From 1963 to 1989 Mr. Capps served as CEO of Capps Broadcasting. He is currently serving as Executive Director of the Bend Chamber of Commerce and serves as director of Crabbe Huson Company (Mutual Fund Investments) in Portland, Oregon.

         GARY L. HOFFMAN, M.D. Since 1975 Dr. Hoffman has been in private practice as a surgeon and is a partner in the Bend Memorial Clinic. Dr. Hoffman serves as Chairman of the Audit Committee.

         JAMES E. PETERSEN. Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp, Petersen, Noteboom, Hubel, Hansen and Arnett where he practices in the areas of business and corporate law and tax and estate planning. He currently serves as General Counsel for the Company and the Bank.

         L.A. SWARENS. Mr. Swarens was an organizer and founder of the Bank. Since 1958 Mr. Swarens has owned and operated Arnie Swarens Town & Country Realty. Mr. Swarens is a partner in the Riverhouse Motor Inn and River's Edge Golf Course & Development in Bend. Mr. Swarens also serves as Chairman of the Loan Committee of the Bank.

         JACOB M. WOLFE. Mr. Wolfe was an organizer and founder of the Bank. Since 1982 Mr. Wolfe has owned and served as Chairman of the Board of Jake's Truck Stop in Bend, Oregon. Mr. Wolfe serves as Vice-Chairman of the Board of the Bank.

         ROGER J. SHIELDS. Since 1977 Mr. Shields has served as President and Chief Executive Officer of the Bank. He joined the Bank at its inception and has over 35 years of banking experience.

         PATRICIA L. MOSS. Since 1987 Mrs. Moss has served as Executive Vice President, Chief Financial Officer, and Secretary to the Board of Directors. She joined the Bank at its inception and has over 20 years of banking experience.

                  MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors conducts its business through meetings of the Board and through its committees. During the fiscal year ended December 31, 1995, the Board of Directors of the Company held 6 meetings and the Board of Directors of the Bank held 12 regular meetings, as well as numerous committee meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and board committees on which the director served.

         The Board of Directors of the Company has an Audit Committee consisting of Hoffman (Chair), Wolfe and Andres. The purpose of the committee is to provide direction and oversight to the internal auditor. The committee also bears responsibility for the audit function and review of the examinations of the Company by federal and state regulatory authorities and the audit by the independent auditing firm. The Audit Committee met 3 times during the 1995 fiscal year.

         The Compensation Committee consists of Shields, Capps, Hoffman and Wolfe. The purpose of the committee is to act as an ongoing advisory group to the Board of Directors on executive compensation policies and procedures and other compensation related items (i.e., profit sharing plans, benefit plans, etc.). The committee meets annually or on an as-needed basis and met 1 time during the 1995 fiscal year.

         The Loan Committee consists of all of the directors with L.A. Swarens as chairman. Loan committee meetings are scheduled on an as needed basis and consists of any 2 directors & the loan officer seeking the approval. The Loan Committee met approximately 60 times during the 1995 fiscal year.

                            EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal years ended December 31, 1995, 1994 and 1993, information as to the compensation received by each executive officer of the Company who received total cash and cash equivalent forms of compensation in excess of $100,000 during this period.


                                      Summary Compensation Table
                                      --------------------------
                                                                Long-term
                                                               compensation
                                       Annual compensation        awards
                                       -------------------     ------------
                                                                Number of
                                                                securities
                                                                underlying        All other
Name and Principal              Year   Salary        Bonus       options        compensation (1)
    Position                            ($)           ($)          (#)                ($)
- ------------------------------------------------------------------------------------------------
Roger J. Shields                1995   $70,040     $134,750      11,385             $15,198
President/Chief Executive       1994    68,000      107,500       7,150              16,078
Officer/Director                1993    66,000      137,500         -                13,751

Patricia L. Moss                1995    61,550       96,250       9,680              13,358
Executive Vice President/       1994    59,750       75,000       6,050              14,158
Chief Financial Officer/        1993    58,000       96,250         -                12,069
Director/Secretary


- ----------
(1) Consists of the Company's contributions to the 401(k) profit sharing plan for the benefit of the named executive officers. See "Benefits - 401(k) Profit Sharing Plan."

         The following table sets forth information regarding options for the purchase of the Bancorp's Common Stock, which were granted during 1995 to the executive officers named in the Executive Compensation summary table.


                            Option Grants in Fiscal 1995
                                Individual Grants
- -----------------------------------------------------------------------------
                    Number of    % of total
                    securities     options
                    underlying    granted to     Exercise or
                     options     employees in     base price       Expiration
Name               granted (1)   fiscal year        ($/Sh)            date
- ----------------   ----------    ------------   ------------       ----------
Roger J. Shields     3,520          21.4%          $12.05          01/21/2005
Patricia L. Moss     3,025          18.4%          $12.05          01/21/2005

- ----------
(1) None of the above options were vested at the 1995 fiscal year end.


         The following table sets forth information regarding option holdings for the year ended December 31, 1995 with respect to the executive officers named in the Executive Compensation summary table.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year end Option Values
                        ---------------------------------

                         Shares                                                       Value of unexercised
                        acquired                   Number of unexercised                  in-the-money
                           on        Value          options at FY-End (#)            options at FY-End ($)(1)
                        exercise    realized       ----------------------            ------------------------
    Name                   (#)        ($)       Exercisable     Unexercisable     Exercisable    Unexercisable
- ----------------        --------    --------    -----------     -------------     -----------    -------------
Roger J. Shields            -          -           7,865            3,520            66,774         16,544
Patricia L. Moss            -          -           6,655            3,025            56,501         14,218


- ----------
(1) On December 31, 1995, the fair market value of the Company's Common Stock was $16.75. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between that amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.


                          CONTINGENT COMPENSATION AGREEMENT

         The Bank has agreed to pay Roger J. Shields additional compensation should his employment with the Bank be terminated under certain conditions. The agreement is effective only if Mr. Shields' employment is involuntarily terminated in connection with the merger or sale of the Bank and/or the Company, or if he elects to terminate his employment within one year of a merger or sale. In the event of such a termination, the Bank has agreed to pay Mr. Shields a sum equal to twelve times his monthly "base salary" in effect at the time of the merger or sale. The base salary includes monthly gross salary but does not include bonuses or other compensation.

                                DIRECTOR COMPENSATION

         Members of the Board of Directors (excluding executive officers) receive $1,500 for attendance at each monthly Board meeting, the Chairman of the Board receives $1,850. Directors receive $50 per loan committee and are not compensated for other committee meetings.

                                       BENEFITS

         The Company does not provide any fringe benefits because it does not have any employees who work solely for the Company. All fringe benefits are paid by the Bank.

         BONUS PLAN. The Board of Directors of the Bank believes that an incentive bonus based on earnings motivates management to perform at the highest levels. Management performance has a direct impact on the short-range and long-range profitability and viability of the institution and an incentive bonus promotes the retention of qualified management. Directors also believe that compensation programs with incentive pay as a significant portion of compensation allow base salaries to remain relatively constant, even during highly profitable periods, thereby containing salary costs during less profitable periods. The management incentive bonus program is at the discretion of the Board. Specific programs are developed through the Compensation Committee of the Board and approved annually by the Board of Directors.

         STOCK OPTION PLAN. In 1994, the Company's Board of Directors adopted a Stock Option Plan for key employees. Under the Stock Option Plan, the Company may grant Incentive Stock Options (ISO's) and Non-qualified Stock Options (NSO's). Pursuant to the Plan an aggregate of 150,000 shares have been reserved for future issuance by the Company upon exercise of stock options. This figure was adjusted automatically to 181,500 shares of Common Stock because of the 10% stock dividends declared in June 1994 and 1995. Options are intended to be granted to officers and selected key employees. The purposes of the Plan are to attract and retain key officers and employees and to encourage their continued participation in the Bank by facilitating their purchase of an equity interest in the Bank's parent corporation, Cascade Bancorp.

         The option price of ISO's is the fair market value at the date of grant and the option price of NSO's is to be at a price not less than 85% of fair market value at the date of grant. Generally, options are granted for a period of ten years and become exercisable in varying amounts commencing one year from the date of grant.

         As of December 31, 1995, ISO's for 52,745 shares were granted at prices ranging from $8.26 to $12.05 per share, and 128,755 shares remained available for future grant. In January 1996, ISO's for an additional 16,200 shares were granted at a price of $16.75 per share.

         401(k) PROFIT SHARING PLAN. Effective December 31, 1979, the Bank adopted the Bank of the Cascades Employees' 401(k) Profit Sharing Plan. The purpose of the Plan is to reward eligible employees for long and loyal service and to provide incentives to employees that encourage employment retention and participation in the growth and increased profitability of the Bank. The Plan was amended and restated in its entirety on January 1, 1987. Employees who are 18 years of age become eligible to participate upon completion of (6) months or 1,000 hours of service prior to the entry dates of January 1st or July 1st. Employees are allowed to contribute up to 10% of their salary to the Plan pre-tax. Annually, at the discretion of the Board, a matching contribution up to 6% of the amount of the employee's salary level, will be set aside on their behalf. In addition, the Board of Directors may make a discretionary profit sharing contribution that eligible employees may receive in cash or defer through the 401(k) Plan. Employees are 100% vested in their contribution to the Plan and are fully vested in the Bank's contributions under the Plan after seven years of service at the Bank. Employees are entitled to withdraw funds from the Plan upon retirement, death, disability, termination of employment, or in the case of certain defined instances of hardship

         OTHER BENEFIT PLANS. During the fourth quarter of 1995, the Bank established deferred compensation plans for the Board and certain key executives and managers, a salary continuation plan for certain key executives, and a fee continuation plan for the Board. In accordance with the provisions of the deferred compensation plans, participants can elect to defer portions of their annual compensation or fees. The deferred amounts generally vest as deferred. The deferred compensation plus interest is generally payable upon termination in either a lump sum or monthly installments.

         The salary continuation plan for certain key executives and the fee continuation plan for the Board, provide defined benefits to the participants upon termination. The defined benefits for the key executives and the Board are for periods of fifteen years and ten years, respectively. The benefits are subject to certain vesting requirements and vested amounts are generally payable upon termination in either a lump sum or monthly installments.

         The plans also include death benefit provisions for certain participants. To assist in the funding of the plans, the Bank has purchased life insurance policies on most of the participants for which the Bank is named the beneficiary. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans.

         The cash surrender value of these policies at December 31, 1995 was approximately $3,136,000. Interest is earned on the insurance policies to substantially offset the ongoing annual expense. The amount of expense in 1995 related to the deferred compensation plans and the salary and fee continuation plans was approximately $100,000 and $25,000, respectively.

                  COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company's Common Stock file an initial report of their ownership of the Company's securities on Form 3 and report changes in their ownership of the Company's securities on Form 4 and Form 5. These filings must be made with the Securities and Exchange Commission and the National Association of Securities Dealers.

         Based solely upon the Company's review of the copies of the filings that it received with respect to the fiscal year ended December 31, 1995, and written representations from certain reporting persons, the Company believes that all reporting persons made all required Section 16 filings with respect to such fiscal year on a timely basis.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1995, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $1.8 million, which represented approximately 9% of the Company's consolidated stockholders' equity at that date.

         James E. Petersen, a director and stockholder of the Company, is a partner in the law firm of Karnopp, Petersen, Noteboom, Hubel, Hansen & Arnett, and serves as general counsel to the Company and the Bank.

                                       AUDITORS

         Symonds, Evans & Larson served as the Company's auditors for the fiscal year ended December 31, 1995. A representative of Symonds, Evans & Larson will be present at the Meeting to respond to questions from shareholders and will have the opportunity to make a statement if he or she so desires.

                                    OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

         The cost of solicitation of proxies will be borne by Cascade Bancorp. In addition to solicitation by mail, employees of the Company may request of shareholders the return of proxies personally, or by mail, telephone or FAX. Cascade Bancorp will, upon request, reimburse brokers or other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and obtaining authorization from beneficial owners of the Company's stock to execute proxies.

                        INFORMATION AVAILABLE TO SHAREHOLDERS

         THE COMPANY'S 1995 ANNUAL REPORT IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE ANNUAL REPORT AND THE COMPANY'S FILINGS OF FORM 10-KSB AND QUARTERLY REPORTS ON FORM 10-0QSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE FROM PATRICIA L. MOSS, CHIEF FINANCIAL OFFICER, CASCADE BANCORP, P.O. BOX 369, BEND, OREGON 97709, OR E-MAIL PATTI@BOTC.COM.

                                SHAREHOLDER PROPOSALS

         In order to be eligible for inclusion in the proxy materials of Cascade Bancorp for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's main office at 1100 N.W. Wall Street, Bend, Oregon, 97701 no later than December 31, 1996. Any such proposals shall be subject to the requirements of the proxy rules adopted under the 1934 Exchange Act.